Exhibit 99.1

DELMAR PHARMACEUTICALS ANNOUNCES PRICING OF $6.8 MILLION UNDERWRITTEN PUBLIC OFFERING

VANCOUVER, British Columbia and MENLO PARK, Calif., August 14, 2019 -- DelMar Pharmaceuticals, Inc. (NASDAQ: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of novel cancer therapies, today announced the pricing of an underwritten public offering of 6,750,000 shares of its common stock (or pre-funded warrants to purchase common stock in lieu thereof) and warrants to purchase up to an aggregate of 6,750,000 shares of common stock. Each share of common stock (or pre-funded warrant) is being sold together with one warrant to purchase one share of common stock at a combined effective price to the public of $1.00 per share and accompanying warrant. Gross proceeds, before underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $6.8 million.

The warrants will be immediately exercisable at a price of $1.00 per share of common stock and will expire five years from the date of issuance. The shares of common stock (or pre-funded warrants) and the accompanying warrants, can only be purchased together in the offering, but will be issued separately and will be immediately separable upon issuance. The offering is expected to close on or about August 16, 2019, subject to customary closing conditions.

Maxim Group LLC is acting as the book-running manager and Dawson James Securities, Inc. is acting as a co-manager in connection with the offering.

DelMar has granted the underwriters a 45-day option to purchase up to an additional 1,012,500 shares of common stock and/or warrants to purchase up to 1,012,500 shares of common stock, at the public offering price less discounts and commissions.

The Securities and Exchange Commission (the “SEC”) declared effective a registration statement on Form S-1 (File No. 333-232931) relating to these securities on August 14, 2019. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745. Before investing in this offering, interested parties should read in their entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DelMar Pharmaceuticals, Inc.

DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company's current pipeline is based around VAL-083, a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar's internal research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov:

https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including, the Prospectus for the offering.